Exhibit 10.22

FORM EMPLOYEE STOCK UNIT AGREEMENT

(Performance-Based Conditions)

Under The 2007 Equity Incentive Plan

of Forest Laboratories, Inc.

In consideration of services to be rendered by you (the “Grantee”) to Actavis plc, an Irish public limited company, as successor in interest to Forest Laboratories, Inc., a Delaware company (the “Company”), you have been awarded a grant (the “Grant”) of Stock Equivalent Units (each Stock Equivalent Unit awarded under the Grant, a “Stock Unit”) under the Company’s 2007 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference, covering a number of ordinary shares of the Company, par value $0.0001 per share (the “Shares”) as further described herein, subject to the terms and conditions of this Agreement and the Plan. Each capitalized term used herein will have the meaning specified in the Plan, unless another meaning is specified in this Agreement.

1. PERFORMANCE TERMS.

(a) Grant Date and number of Stock Units

Grant Date: July 1, 2014

Number of Stock Units Subject to Award:             (the “Target Stock Units”)

(b) Performance Condition. The Target Stock Units are subject to a performance condition (“Performance Condition”) which shall determine the number of Target Stock Units eligible for vesting under the terms hereof. The Performance Condition is the Company’s achievement of specified compound annual growth rate (“CAGR”) targets above the Threshold for the Measurement Period, as more specifically delineated in the attached Exhibit A. At the conclusion of the Measurement Period, the Committee will determine the Performance Multiple, if any, in accordance with Exhibit A. The Committee will then determine your total Target Stock Units eligible for vesting in accordance with Section 1(c) by multiplying your Target Stock Units by the Performance Multiple (the “Total Vesting Stock Units”).

(A) Measurement Period. The Measurement Period for your Target Stock Units will begin on July 1, 2014, and end on September 1, 2017 (the “Performance End Date”).

(B) Performance Multiple. The Performance Multiple applicable to the Stock Units shall be based on the Company’s achievement of the Performance Condition in an amount as specified in Exhibit A.

(C) Interpolation. If the Adjusted Share Price on the measurement date as set forth on Exhibit A is between the Threshold and the Half-Target, the Half-Target and Target, the Target and the Double Target, or the Double Target and the

Triple Target Maximum, the Performance Multiple applicable to the Stock Units shall be the number that is the mathematical linear interpolation between the Performance Multiple applicable at the defined ends of the applicable spectrum.

(D) “Adjusted Share Price” means the sum of (i) the average of the closing price of the Shares during the forty-five (45) consecutive trading days ending on the day prior to the specified measurement date; and (ii) the value that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on an ordinary share after the grant date and prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of an ordinary share on such dividend payment date.

(c) Vesting Period. Subject to the provisions of the Plan and this Award, and further provided that the Performance Condition has been satisfied, your Total Vesting Stock Units shall vest ratably as follows, provided that vesting will cease upon the earlier of (a) your termination of employment except otherwise stated herein in Section 2, or (b) your breach of any applicable agreement with the Company: 1/3 of the total Grant shall vest on each of December 31, 2017, 2018, and 2019 (each, a “Vesting Date”, and any Stock Units that become vested, a “Vested Stock Unit”). For the avoidance of doubt, if the Performance Condition is not satisfied, your Stock Units shall not vest and shall expire as of the conclusion of the Measurement Period without any consideration therefor, except as otherwise stated herein

(d) Accelerated Measurement Dates. Notwithstanding the foregoing provisions, if:

(i) For any consecutive four fiscal quarters of the Company, beginning with the fiscal quarter ending on June 30, 2015 and ending with the fiscal quarter ending on December 31, 2016, the average closing price of the Company’s ordinary shares is equal to or exceeds the share price which corresponds to the Target share price, then the Grantee’s Stock Units which shall be deemed to have satisfied the Performance Criteria at the end of the Measurement Period, subject to the termination provisions contained herein, shall be equal to 25% of the Target Stock Units; and

(ii) On June 1, 2017, the Adjusted Share Price is equal to or exceeds the share price which corresponds to the Target share price, then the Grantee’s Stock Units which shall be deemed to have satisfied the Performance Condition at the end of the Measurement Period, subject to the termination provisions contained herein, shall be equal to the sum of (x) the Stock Units calculated under (i), above, and (y) 25% of the Stock Units which would be deemed to have satisfied the performance criteria as Computed per this Agreement and Exhibit A (collectively, the “Minimum Measurement”).

(e) The Total Vesting Stock Units shall be the greater of (1) the Minimum Measurement and (2) the actual Performance Multiple computed as per this Agreement and Exhibit A.

(f) Payment of Shares. Any Vested Stock Units will be due and payable within thirty (30) days after an applicable Vesting Date, in Shares at a ratio of shares per Stock Unit in accordance with the Performance Multiple (as defined herein), subject to the provisions of Section 12of the Plan.

2. DISABILITY, QUALIFYING TERMINATION, OR DEATH OF GRANTEE.

(a) Death, Disability or Qualifying Termination. In the event of the termination of the Grantee’s employment during the Measurement Period as a result of death, Disability (as defined in the Plan), or a Qualifying Termination (as defined herein), the Total Vesting Stock Units as determined at the conclusion of the Measurement Period in accordance with Section 1 hereof and Exhibit A, will be multiplied by a fraction, the numerator of which is the number of days from the beginning date of the Measurement Period through the date of such employment termination and the denominator of which is the total number of days between the grant date and December 31, 2019 (“Adjusted Vesting Stock Units”). The Adjusted Vesting Stock Units shall (1) be payable within 60 days following the end of the Measurement Period, in the event of the Grantee’s death or Disability, or (2) remain eligible for vesting on the Vesting Dates, as provided in Section 1(c), in the event of the Grantee’s Qualifying Termination. In the event of the termination of the Grantee’s employment as a result of death, Disability or a Qualifying Termination subsequent to the end of the Measurement Period, the Grantee shall remain eligible to vest in the Total Vesting Stock Units on the same schedule as if the Grantee had remained employed, subject to the terms of Section 1(c), above.

(b) Unvested Units. Following any vesting pursuant to this Section 2, any Stock Units which have not vested shall be retired and the Grantee shall have no further rights with respect to such Stock Units or the underlying Shares.

(c) Qualifying Termination. For all purposes hereunder, a “Qualifying Termination” shall mean either a termination by the Company without “Cause”, or a resignation by the Grantee with “Good Reason”, as both terms are defined in the Grantee’s employment agreement; or, in the absence of any such employment agreement as of the termination date, as those terms are defined in the applicable severance plan of the Company.

(i) Notwithstanding anything contained herein to the contrary, upon the mutual written agreement of the Company and the Grantee, Grantee’s cessation of employment shall not be considered a termination hereto if Grantee continues to hold the position of a member of the Board of Directors of the Company as of the termination date, or becomes a member of the Board of Directors as of the termination date. Any reference to termination date hereunder shall thereinafter be the date upon which Grantee ceases to be a member of the Board of Directors.

3. CHANGE IN CONTROL.

(a) If this Agreement does not continue to be outstanding following the effective date of a Change in Control and has not been substituted or replaced with a Qualified Substitute Award, the Total Vesting Stock Units that a Grantee will be entitled to receive as of the effective date of such Change in Control shall be equal to the greater of (i) the number of

Stock Units that would vest based on the share price paid per share of the Company in connection with the Change in Control (the “Change in Control Price”) which corresponds to the Performance Multiple as provided in the attached Exhibit A; and (ii) the number of Stock Units that would vest assuming that the Performance Multiple is considered met at Target, but pro-rated to reflect the Grantee’s period of employment by the Company during the Measurement Period.

(b) If this Agreement continues to be outstanding following the effective date of a Change in Control (i.e., the agreement is assumed by the acquiring entity), then the Total Vesting Stock Units will be determined as described under subsection (a) of this Section 3 and the Stock Units will continue to be subject to the time vesting conditions set forth in Section 1(c) of this Agreement, except that the Stock Units shall become immediately vested upon a Qualified Termination of the Grantee’s employment by the successor employer within the two (2) year period following the date of the Change in Control. The Total Vesting Stock Units which vest pursuant to this Section 3 shall become due and payable in Shares as per Section 1(d).

4. FORFEITURE OF UNVESTED STOCK UNITS UPON TERMINATION OF EMPLOYMENT. Except to the extent Stock Units have vested pursuant to Section 2 or 3, in the event that the Grantee ceases to be an employee of the Company for any reason during the Measurement Period or prior to an applicable Vesting Date, all then-unvested Stock Units subject to the Grant shall be forfeited by the Grantee without compensation as of the date that such employment terminates and the Grantee shall have no further rights with respect to such Stock Units or the underlying Shares. In the event of the Grantee’s cessation of employment for any reason, the Committee may, in its sole discretion and when it finds that such an action would be in the best interests of the Company, waive the Performance Conditions as to all or any portion of the Target Stock Units (and any such Target Stock Units as to which the Performance Conditions have been waived shall vest as of the date specified by the Committee) except in connection with an employment termination for gross misconduct and except with respect to a Grant which the Company intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

5. TIMING OF PAYMENT. The Company will make payment to the Grantee of the Shares as soon as reasonably practicable after such payment vests under this Agreement. If Shares are to be paid to the Grantee pursuant to this Agreement, the Stock Plan Administrator will instruct the Company’s transfer agent and stock registrar to deliver for the account of the Grantee (and his or her permitted transferee) as designated on the records of the Company such Shares. Notwithstanding anything to the contrary contained in this Section 5, so long as a payment with respect to a Stock Unit constitutes “non-qualified deferred compensation” for purposes of Section 409A of the Code, no payment will be made with respect to any Stock Unit Award to any Grantee on account of such Grantee’s Employment Termination Date if, on such Date, the Grantee is a “specified employee” of the Company or its subsidiaries (within the meaning of Section 409A(a)(2)(B)(i) of the Code and as determined by the Committee) until the date which is six months after the Employment Termination Date (or, if earlier than the end of such six month period, the date of such Grantee’s death). In lieu of designating specified employees for purposes of Section 409A of the Code, the Board in its discretion may identify all employees of the Company and its subsidiaries as “specified employees” for purposes of this provision. The provisions of this Section 5 will not apply to payments under a Stock Unit Award that occur pursuant to a Change in Control or in connection with the dissolution of the Company.

6. RESTRICTIONS ON TRANSFER. The Stock Units subject to the Grant shall not be transferable during the Measurement Period and prior to vesting, other than by will or the laws of descent and distribution, and except that the Grantee may transfer the Stock Units by gift to one or more members of the Grantee’s immediate family, including trusts for the benefit of such family members and partnerships or limited liability companies in which such family members are the only owners. In the event the Grantee wishes to transfer the Stock Units during the Measurement Period by gift as permitted by this Section, the Grantee shall provide the Stock Plan Administrator notice of any such transfer in form and substance reasonably satisfactory to the Company and the Stock Plan Administrator, and no transferee shall have any rights in the Stock Units until such notice has been accepted by the Stock Plan Administrator. Transferred Stock Units shall be subject to all of the same terms and conditions of the Plan and this Agreement as if such Stock Units had not been transferred. More particularly (but without limiting the generality of the foregoing), during the Measurement Period the Stock Units may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, pledge, hypothecation or other disposition contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Stock Units shall be null and void and without effect. Subsequent to vesting, the Stock Units and/or shares granted thereunder shall be subject to such transfer restrictions as adopted by the Company in its generally applicable policies, plans, or procedures.

7. EMPLOYMENT. In consideration of the awarding of the Grant and regardless of whether the Performance Conditions shall be satisfied, the Grantee will fulfill all the duties and obligations of his or her employment by the Company or its subsidiaries. Nothing in this Agreement shall confer upon the Grantee any right to similar grants in future years or any right to be continued in the employ of the Company or its subsidiaries or shall interfere in any way with the right of the Company or any such subsidiary to terminate or otherwise modify the terms of the Grantee’s employment.

8. EFFECT ON OTHER BENEFITS. In no event shall the value of the Stock Units covered by the Grant awarded under this Agreement at any time be included as compensation or earnings for purposes of determining any other compensation, retirement benefit or other benefit offered to employees of the Company or its subsidiaries under any benefit plan of the Company unless otherwise specifically provided for in such benefit plan.

9. AVAILABLE SHARES; LEGAL COMPLIANCE. The Company shall pay all original issue and transfer taxes with respect to the issuance of the Stock Units and the underlying Shares and all other fees and expenses necessarily incurred by the Company in connection therewith and will use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

10. TAXES. Except as provided below, the Grantee must pay the Company in cash upon demand any and all amounts due for the purpose of satisfying the Company’s liability under applicable law to withhold or deduct federal, state, or local income tax, employment tax, pension plan contributions and any and all other withholdings or deductions (plus interest or penalties thereon, if any, caused by a delay in making such payment) required by reason of the receipt of the Grant, the vesting of the Stock Units or the issuance of Shares hereunder. By accepting this Grant, the Grantee consents and directs that the Stock Plan Administrator may, but is not obligated to, withhold the number of Shares having an aggregate fair market value as of the date preceding the required withholding sufficient to satisfy the Grantee’s obligations hereunder and to deliver such Shares to the Company. In addition, the Company shall, to the extent permitted by law, have the right to deduct such withholding amount from any payment of any kind otherwise due to the Grantee.

11. CONDITION PRECEDENT TO GRANT. In the event that the award of the Grant shall be subject to, or shall require, any prior exchange listing, shareholder approval or other condition or act, pursuant to the applicable laws, regulations or policies of any stock exchange, federal or local government or its agencies or representatives, then the Grant hereunder shall not be deemed awarded until the fulfillment of such condition.

12. NO RIGHTS AS A STOCKHOLDER PRIOR TO ISSUANCE OF SHARES. Neither the Grantee nor any other person shall become the beneficial owner of any Shares that may become payable with respect to the Stock Units subject to this Grant, nor have any rights to dividends or other rights as a stockholder with respect to any such Shares (including voting rights), until and after such Shares, if any, are issued to the Grantee, in the time and manner specified in Section 1, 2, 3 or 4.

13. ADMINISTRATION. The Compensation Committee (the “Committee”) shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement and the Grantee agrees to accept all such Committee determinations as final, conclusive and binding. The Company may retain a third-party plan administrator or may designate an internal department to assist in the administration of the Plan. The term “Stock Plan Administrator” as used herein shall mean such third-party plan administrator or such internal department as designated by the Company from time to time.

14. COSTS. The Company shall not charge any Grantee for any part of the Company’s cost to administer and operate the Plan. If the Company retains a third-party plan administrator to assist in the administration of the Plan, the Grantee may be charged fees by such third-party plan administrator in connection with any transactions which the Grantee effects through such third-party plan administrator.

15. AMENDMENT. This Agreement shall be subject to the terms of the Plan, as may be amended by the Company from time to time, except that no amendment of the Plan adopted after the date of this Agreement shall impair the Grantee’s rights hereunder without his or her consent. In addition to the foregoing, this Agreement may be amended by the Committee, provided that no such amendment shall impair the Grantee’s rights hereunder without his or her consent.

16. DATA PRIVACY. By entering into this Agreement, the Grantee (a) authorizes the Company and its subsidiaries and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the Plan to disclose to each other such information and data as either of them shall request in order to facilitate the awarding of Grants and the administration of the Plan; (b) waives any data privacy rights the Grantee may have with respect to such information; and (c) authorizes the Company and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the Plan to store and transmit such information in electronic form.

17. NOTICES. All notices and communications by the Grantee in connection with this Agreement or the Stock Units granted hereunder shall be delivered to the Stock Plan Administrator and to the Company. Notices to the Stock Plan Administrator shall be delivered in accordance with its established procedures as set forth on the website of the Stock Plan Administrator and notices to the Company shall be delivered in writing by electronic mail, nationally recognized overnight courier or certified mail, postage prepaid to the attention of [•]. All notices and communications by the Stock Plan Administrator or the Company to the Grantee in connection with this Agreement shall be given in writing and shall be delivered electronically to the Grantee’s e-mail address appearing on the records of the Company, or by nationally recognized overnight courier or certified mail, postage prepaid to the Grantee’s residence or to such other address as may be designated in writing by the Grantee.

18. ENTIRE AGREEMENT AND WAIVER. This Agreement and the Plan contain the entire understanding of the parties and supersede any prior understanding and agreements between them representing the subject matter hereof. To the extent that there is an inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. There are no other representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof which are not fully expressed herein or in the Plan. Any waiver or any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

19. SEVERABILITY AND VALIDITY. The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

20. GOVERNING LAW. The interpretation, enforceability and validity of this Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of New York.

21. HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Grant or any provision hereof.

22. SUBSIDIARY. As used herein, the term “subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company, as that term is defined in Section 424(f) of the Code.

EXHIBIT A

For purposes of this Exhibit A:

The “Performance Condition” is the Company’s achievement of the applicable CAGR over the Measurement Period, the achievement of which will subject the Stock Units granted to Grantee to the relevant Performance Multiple. For the sake of clarity, in the event the CAGR is less than Threshold, the Performance Multiple shall be 0%.

“CAGR” is the compound average growth rate of the Company over the Measurement Period, as measured by use of the Adjusted Share Price for both the initial and final measurement dates.

“Performance Multiple” is the percentage of the Target Stock Units which shall be eligible for vesting at the conclusion of the Measurement Period in accordance with the applicable CAGR.

The below chart represents the applicable CAGR and Performance Multiples for purpose of calculating the Total Vesting Stock Units as further provided in the Section 1(b) of the Grant.

Title	CAGR	Adjusted Share Price	Performance Multiple
Threshold			10%
Half-Target			50%
Target			100%
Double Target			200%
Triple Target Maximum			300%